Exhibit 32.1
Certification of United Airlines Holdings, Inc.
Pursuant to 18 U.S.C. 1350
(Section 906 of the Sarbanes-Oxley Act of 2002)

Each undersigned officer certifies that to the best of his knowledge based on a review of the annual report on Form 10-K for the period ended December 31, 2024 of United Airlines Holdings, Inc. (the "Report"):
(1)    The Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended; and
(2)    The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of United Airlines Holdings, Inc.
Date: February 27, 2025

/s/ J. Scott Kirby
J. Scott Kirby
Chief Executive Officer

/s/ Michael Leskinen
Michael Leskinen
Executive Vice President and Chief Financial Officer